SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15/A

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number: 333-03911-10

                           BANC ONE HELOC TRUST 1998-1
                  c/o JPMorgan Chase Bank, National Association
                    (formerly Bank One, National Association)
             (Exact name of registrant as specified in its charter)

                          227 West Monroe St. IL1-0532,
                                Chicago, IL 60606
                                  312-267-5078
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Banc One Home Equity Loan Trust 1998-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [   ]      Rule 12h-3(b)(1)(ii)    [   ]
          Rule 12g-4(a)(1(ii)    [   ]      Rule 12h-3(b)(2)(i)     [   ]
          Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(ii)    [   ]
          Rule 12g-4(a)(2)(ii)   [   ]      Rule 15d-6              [X]
          Rule 12h-3(b)(1)(i)    [   ]


      Approximate number of holders of record as of the certification or notice date: Less than 300

      Pursuant to the requirements of the Securities Exchange Act of 1934 JPMorgan Chase Bank, National Association has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated as of March 28, 2005                  By: /s/ David A. Penkrot
                                                --------------------------------
                                                Name: David A. Penkrot
                                                Title: Senior Vice President